EXHIBIT 3.1


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                          APRIA HEALTHCARE GROUP INC.,
                             a Delaware corporation


     Apria Healthcare Group Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (this "Corporation"), DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of this Corporation has adopted the following resolution setting forth a proposed amendment of the Restated Certificate of Incorporation of this Corporation:

          "RESOLVED FURTHER, that the Restated Certificate of Incorporation of this Corporation be amended by changing Article VI thereof so that, as amended, Article VI shall read in its entirety as follows:

                                   ARTICLE VI

               The business and affairs of the Corporation shall be managed and controlled by a Board of Directors. The number of directors constituting the Board of Directors shall be fixed, initially, by the Bylaws of the Corporation; thereafter the number of directors shall be fixed or altered exclusively by resolutions adopted by the Board of Directors. At each annual meeting of stockholders, all directors shall be elected to hold office until the next annual meeting of stockholders. Each director shall hold office until his successor is elected and qualified or until his earlier resignation. No decrease in the number of directors shall shorten the term of any incumbent director. Elections of directors need not be by ballot unless the Bylaws so provide."

     SECOND: That at the Corporation's 1999 annual meeting of stockholders, a majority of the outstanding stock entitled to vote thereon voted in favor of the amendment.

     THIRD: That the above amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Apria Healthcare Group Inc. has caused this Certificate to be signed by Philip L. Carter, its Chief Executive Officer, as of the 21st day of July, 1999.

                                         APRIA HEALTHCARE GROUP INC.


                                         By: ______________________________
                                             Philip L. Carter
                                             Chief Executive Officer